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EXHIBIT 21.0

LIST OF SUBSIDIARIES

A)
ORIENTAL BANK AND TRUST—an insured non-member commercial bank organized and existing under    the laws of the Commonwealth of Puerto Rico.

        SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

  1.
  Oriental Mortgage Corporation—a mortgage bank organized and existing under the laws of the Commonwealth of Puerto Rico.

B)
ORIENTAL FINANCIAL SERVICES CORP.—a registered security broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C)
FISA INSURANCE AGENCY INC.—a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D)
ORIENTAL FINANCIAL GROUP INC. STATUTORY TRUST I—a special purpose business trust subsidiary organized under the laws of the State of Connecticut.

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  EXHIBIT 21.0
LIST OF SUBSIDIARIES